Exhibit 5.1

Texas New York Washington, DC Connecticut Seattle Dubai London	Bracewell & Giuliani LLP 711 Louisiana Street Suite 2300 Houston, Texas 77002-2770 +1.713.223.2300 Office +1.800.404.3970 Fax www.bgllp.com

November 10, 2015

Veritex Holdings, Inc.

8214 Westchester Drive, Suite 400

Dallas, Texas 75225

Ladies and Gentlemen:

We have acted as special counsel to Veritex Holdings, Inc., a Texas corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration of (i) 1,572,370 shares of the Company’s common stock, par value $0.01 per share (the “Common Shares”), and (ii) 8,000 shares of the Company’s Senior Non-Cumulative Perpetual Preferred Stock, Series C, liquidation preference amount $1,000 per share (the “SBLF Shares” and, together with the Common Shares, the “Shares”), for offer and sale by the selling stockholders named in the prospectus forming a part of the Registration Statement.

We have examined originals or copies certified or otherwise identified to our satisfaction of (a) the Restated Certificate of Formation of the Company and the Third Amended and Restated Bylaws of the Company, each as amended to date; (b) certain resolutions adopted by the Board of Directors of the Company; (c) the Registration Statement; and (d) such other instruments, documents and records as we have deemed necessary, relevant or appropriate for the purposes hereof.  We have relied on, and assumed the accuracy of, certificates of officers of the Company and of public officials and others as to certain matters of fact relating to this opinion and have made such investigations of law as we have deemed necessary and relevant as a basis hereof.  In such examinations, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and records submitted to us as originals, the conformity to authentic original documents, certificates and records of all documents, certificates and records submitted to us as copies, and the truthfulness of all statements of fact contained therein.

Based on the foregoing, subject to the limitations, assumptions and qualifications set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that the Shares have been validly issued and are fully paid and nonassessable.

The foregoing opinion is based on and is limited to the applicable provisions of the laws of the State of Texas and the relevant federal law of the United States of America, and we render no opinion with respect to the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Validity of the Securities” in the prospectus forming a part of the Registration Statement.  In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ BRACEWELL & GIULIANI LLP